UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

January 6, 2016
Date of Report
(Date of earliest event reported)

TOFUTTI BRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9009	13-3094658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Jackson Drive Cranford, New Jersey 07016
(Address of principal executive offices and zip code)

(908)272-2400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Loan Agreement

On January 6, 2016, David Mintz, Chairman of the Board of Directors and Chief Executive Officer of the Registrant, entered into a loan agreement with the Registrant, evidenced by a promissory note, whereby Mr. Mintz agreed to loan the Registrant $500,000 until December 31, 2017.  The loan will bear interest at 5% per annum commencing March 31, 2016 on a quarterly basis without compounding. The loan may be prepaid in whole or in part at any time without premium or penalty.

The loan is convertible into shares of the Registrant’s Common Stock at a conversion price of $4.01 per share, the closing price of the Registrant’s Common Stock on the NYSE MKT on the date the promissory note was entered into.

In any event of default, as defined in the promissory note, without any action on the part of Mr. Mintz, the interest rate will increase to 12% per annum and the entire principal and interest balance under the loan, and all other obligations of the Registrant under the loan, will be immediately due and payable, and Mr. Mintz will be entitled to seek and institute any and all remedies available to him.

The promissory note for the loan is attached hereto as Exhibit 10.1 and the security agreement  for the promissory note is attached hereto as Exhibit 10.2.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(c)         Exhibits

Exhibit 10.1     Promissory Note

Exhibit 10.2     Security Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2016	TOFUTTI BRANDS INC.
(Registrant)

By: /s/Steven Kass
Steven Kass
Chief Financial Officer